EXHIBIT 10.14

Intellectual Property Assignment Agreement

This Intellectual Property Assignment Agreement (“Agreement”) is made and entered into as of February 28, 2002 (“Effective Date”), by and between Overstock.com, Inc., a Utah corporation with offices at 6322 South, 3000 East, Suite 100, Salt Lake City, Utah 84121, its subsidiaries, affiliates, successors and assigns (“Company”) and Douglas Greene, an individual (“Developer”).

WHEREAS, prior to becoming an employee of Company and during his employment at Company, Developer created the items set out in Schedule A to this Agreement (“Technology”); and

WHEREAS, Company and Developer entered into a License Agreement dated as of February 5, 1999 in which Developer granted Company a license to the Technology (the “Prior Agreement”)

WHEREAS, Company and Developer agree to enter into this Agreement in which Developer assigns to Company all of his right, title and interest in the Technology; and

WHEREAS, both Company and Developer intend for this Agreement to supersede all previous oral and written agreements, communications and understandings between them regarding the Technology, including, but not limited to the Prior Agreement; and

WHEREAS, in consideration for Developer’s agreement to assign the Technology to the Company and to terminate the Prior Agreement, the Company agrees to pay Developer $500;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises herein contained, the parties hereto agree as follows:

1.     Assignment.  Developer hereby irrevocably assigns to the Company all right, title and interest in and to the Technology, including but not limited to the following: (i) all precursors, portions and works in progress with respect thereto and all technology, works of authorship, information, know-how, processes, methods and/or techniques conceived of or incorporated into the Technology; (ii) materials and tools relating to the Technology or to the development, support or maintenance of the Technology; (iii) all copyrights, patents, trade secrets, trademarks and all other intellectual property rights related to or embodied in the Technology and (iv) all right to bring an action for past, present or future infringements of the Technology by a third party.

2.     Termination of Prior Agreement.  Company and Developer hereby agree that the Prior Agreement is terminated in its entirety as of the date of this Agreement.

3.     Consideration.  Company agrees to pay Developer $500 on the date of this Agreement and such payment shall be the only consideration required of the Company with respect to the subject matter of this Agreement.

4.     Further Assurances.  Developer agrees to assist the Company in every way to evidence, record and perfect the Assignment of the Technology set out in Section 1 of this Agreement and to apply for and obtain patents, copyrights and other statutory or common law protections for the Technology in any country and to enforce, maintain or defend such rights as necessary.  Specifically, Developer will execute all documents the Company may require in applying for and in obtaining such patents, copyrights and other statutory or common law protections.  If the Company is unable for any reason whatsoever to secure the Developer’s signature to any document it is entitled to under this Section 3, Developer hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as his agents and attorneys-in-fact with full power of substitution to act for and on his behalf and instead of Developer, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Developer.

5.     Warranties.  Developer represents and warrants to the Company (i) that he has the right to enter into this Agreement; (ii) that he alone owns all right, title and interest to the Technology; (iii) that the Technology was developed and created only by him; (iv) that he has not assigned, transferred, licensed, pledged or otherwise encumbered the Technology or agreed to do so; and (v) that the Technology does not violate, infringe or misappropriate any third party’s rights.

6.     Governing Law.  This Agreement will be governed by the laws of the State of Utah.

7.     Miscellaneous.  Both parties agree that this Agreement is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have signed below to indicate their acceptance of the terms of this Agreement.

DEVELOPER	COMPANY

/s/ Douglas Greene	Overstock.com, Inc.
Douglas Greene
	By:	/s/ Jason Lindsey

	Name:	Jason Lindsey

	Title:	CFO

Schedule A

Technology

Application Server Technology (AST).

Multi-platform internet software development facility and supporting middle level software, including, without limitation, the following components: AST Development Module, AST Enablement Module.  AST enables software developers to easily create web-enabled applications which can be hosted across numerous hardware platforms, including Windows 2000, Windows NT, Linux, Unix, IBM AS400 and IBM MVS.  AST supports development in C and C++.